W. Eric Marr Assistant General Counsel PPL 645 Hamilton Street Allentown, PA 18101 Tel. 610.774.7445 Fax 610.774.4102 May 15, 2026 PPL Electric Utilities Corporation 827 Hausman Road Allentown, PA 18104-9392 Ladies and Gentlemen: I am Assistant General Counsel of PPL Services Corporation, an affiliate of PPL Electric Utilities Corporation, a Pennsylvania corporation (the “Company”). In this capacity, I have acted as counsel to the Company in connection with the issuance and sale of $500,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 5.75% Series due 2056 (the “Bonds”). The Bonds are covered by the Registration Statement on Form S-3 (Registration No. 333-277140-03, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and related prospectus, dated February 16, 2024, as supplemented by the prospectus supplement dated May 12, 2026, relating to the offer and sale of the Bonds (as so supplemented, the “Prospectus”). The Bonds are being issued under an Indenture, dated as of August 1, 2001, of the Company to The Bank of New York Mellon, as trustee (the “Trustee”), as heretofore amended and supplemented, including as restated pursuant to Supplemental Indenture No. 27 dated as of September 15, 2025, and as further amended and supplemented by Supplemental Indenture No. 28 thereto (the “Supplemental Indenture”), dated as of May 1, 2026, providing for the Bonds (such Indenture, as so amended and supplemented, being referred to herein as the “Indenture”). The Bonds are being sold pursuant to the Underwriting Agreement, dated May 12, 2026 (the “Underwriting Agreement”), among the Company and MUFG Securities Americas Inc., PNC Capital Markets LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein. In connection with such issuance and sale, I, or Company attorneys under my supervision, have examined: (a) The Indenture, including the Supplemental Indenture and the Officer’s Certificate pursuant to Section 301 of the Indenture, establishing certain terms of the Bonds; (b) The Bonds; (c) The Amended and Restated Articles of Incorporation and the Bylaws of the Company, in each case as in effect on the date hereof; (d) The resolutions of the Board of Directors of the Company, adopted by unanimous written consent, dated May 8, 2026; (e) The steps and proceedings in connection with the authorization of the Indenture, the Supplemental Indenture and the Bonds; (f) The Underwriting Agreement; (g) The Securities Certificate No. S-2024-3048615 filed by the Company with the Pennsylvania Public Utility Commission in connection with the issuance of the Bonds and the registration of said Securities Certificate; and (h) The Registration Statement and the Prospectus. Exhibit 5(a)

In such examination, I have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to me, the conformity with the originals of all such materials submitted to me as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to me as originals, the genuineness of all signatures and the legal capacity of all natural persons. Based upon such examination and representations made to me by Company attorneys under my supervision, upon my familiarity with the Company, and upon an examination of such other documents and questions of law as I have deemed appropriate for purposes of this opinion, I am of the opinion that the Bonds have been duly authorized by the Company and that, when the Bonds have been executed and delivered by the Company and authenticated and delivered by the Trustee in the manner provided for in the Indenture, and have been delivered against payment therefor as contemplated in the Underwriting Agreement, the Bonds will be valid and binding obligations of the Company. The enforceability of obligations of the Company under the Bonds and the Indenture is subject to the effect of any applicable bankruptcy (including, without limitation, fraudulent conveyance and preference), insolvency, reorganization, rehabilitation, moratorium or similar laws and decisions relating to or affecting the enforcement of mortgagees' and other creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief. Such principles are of general application, and in applying such principles a court, among other things, might decline to order parties to perform covenants. I express no opinion (a) as to the enforceability of provisions in the Bonds or the Indenture regarding waiver, delay, extension or omission of notice or enforcement of rights or remedies, waivers of defenses or waivers of benefits of stay, extension, moratorium, redemption, statutes of limitations or other benefits provided by operation of law or (b) as to the validity, binding effect or enforceability of any provisions in the Bonds or the Indenture that require or relate to the payment of interest, fees or charges at a rate or in an amount that is in excess of legal limits or that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. In addition, the enforceability of any exculpation, indemnification or contribution provisions contained in the Indenture may be limited by applicable law or public policy. I am a member of the Pennsylvania and Delaware Bars and do not hold myself out as an expert on the laws of any other state. Insofar as the opinion set forth in this letter relate to or are dependent upon matters governed by the laws of the State of New York, I have relied exclusively upon the opinion of even date herewith of Troutman Pepper Locke LLP, special counsel for the Company. In rendering its opinion to you of even date herewith, Troutman Pepper Locke LLP may rely as to matters of Pennsylvania law addressed or encompassed herein upon this letter as if it were addressed directly to it. I express no opinion as to matters of compliance with the “blue sky” laws or similar laws relating to the sale or distribution of the Bonds by any underwriters or agents. I hereby consent to the filing of this opinion letter as Exhibit 5(a) to the Company’s Current Report on Form 8-K to be filed by the Company with the Commission and the incorporation thereof by reference into the Registration Statement and to the use of my name under the caption “Validity of the Bonds” in the Prospectus. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Very truly yours, /s/ W. Eric Marr W. Eric Marr